EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

Reports EPS of $0.21 for First Quarter 2008

Provides Second Quarter EPS Guidance

Pittsburgh, PA, May 28, 2008 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that earnings for the 13 weeks ended May 3, 2008 decreased 40% to $0.21 per diluted share, compared to the 13 week period ended May 5, 2007.

"Our first quarter results reflect a number of challenges during the quarter, both internal and external," said Jim O'Donnell, Chief Executive Officer. "We are taking quick action to strengthen the business, and I am pleased with the progress we were able to make during the quarter. In response to the economic environment, we are reducing inventory and expenses. At the same time, we continue to build the company for long-term growth in a prudent and measured manner. I am confident in the strength of our brands and our ability to drive profitable growth."

First Quarter Results

Total sales for the 13 weeks ended May 3, 2008 increased 5% to $640.3 million compared to $612.4 million for the 13 week period ended May 5, 2007. First quarter comparable store sales decreased 6%, compared to a 6% increase last year.

Gross profit for the first quarter was $263.7 million, or 41.2% as a rate to sales, compared to $298.5 million, or 48.7% as a rate to sales last year. The primary cause of the reduced margin was increased markdowns as a result of lower than expected sales. Rent increased as a rate to sales due to new store openings and the first quarter comp decline. Additionally, the company experienced higher delivery costs related to fuel surcharges.

Selling, general and administrative expenses of $169.6 million increased to 26.5% as a rate to sales from $157.0 million, or 25.6% as a rate last year. The higher rate this quarter is primarily due to the comp decline. The company de-leveraged direct compensation and benefits, services purchased, travel and communications. Incentive compensation, advertising and supplies improved as a rate to sales.

Operating income for the quarter was $64.5 million, compared to $116.0 million last year.  The operating margin was 10.1%, compared to 18.9% last year.

The company generated net income during the first quarter of $43.9 million, compared to $78.8 million last year. As a percent to sales, net income was 6.9%, compared to 12.9% last year.

Inventory

Total merchandise inventories at the end of the first quarter were $262.2 million, a decrease of $12.6 million compared to last year. Inventory (excluding e-commerce) decreased 17% on a per square foot basis from a year ago. Looking ahead, the company expects second quarter ending inventory to be down in the low double-digits at cost per foot.

Real Estate

In the first quarter, the company opened 15 AE stores, 16 aerie stores and 3 MARTIN + OSA stores. In fiscal 2008, the company plans to open approximately 40 AE stores, 80 aerie stores and 11 MARTIN + OSA stores. Together with approximately 40 to 50 AE store remodels, the company expects to grow square footage by approximately 12%.

AEO Direct

The company's direct business, which includes ae.com, aerie.com and martinandosa.com, is also an important area of growth. For the quarter, sales grew approximately 29% over last year, driven primarily by an increase in both traffic and conversion.

Capital Expenditures

For the first quarter, capital expenditures were approximately $74 million. For fiscal 2008, management expects capital expenditures to be in the range of $250 to $275 million. Of this amount, approximately one half relates to new and remodeled stores. The balance of the 2008 capital spend relates to investments in the company's home office, distribution centers and IT initiatives to support AEO Direct and brand growth.

Cash and Cash Equivalents, Short-term Investments and Long-term Investments

The company ended the first quarter with total cash and cash equivalents, short-term investments and long-term investments of $705 million. This included approximately $368 million of investments in auction rate securities ("ARS"). During the quarter, the company recorded a temporary impairment of $5.1 million in the stockholder's equity section of the balance sheet, relating to its ARS portfolio.

Subsequent to quarter-end, $14 million of ARS were called at par, leaving the company with $354 million in ARS investments as of May 16, 2008. In light of the company's strong cash flow, management believes that the current lack of liquidity relating to its ARS investments will have no impact on its ability to fund its ongoing operations and growth initiatives.

Second Quarter Guidance

At this time, management is establishing second quarter earnings guidance of $0.28 to $0.30 per share, compared to $0.37 per share last year.

Conference Call Information

At 9:00 a.m. Eastern Time on May 28, 2008, the company's management team will host a conference call to review the financial results.  To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time.  The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.  Anyone unable to listen to the call can access a replay beginning May 28, 2008 at 12:00 p.m. Eastern Time through June 11, 2008.  To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 279173. An audio replay of the conference call will also be available at www.ae.com.

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American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 867 stores in 50 states, the District of Columbia and Puerto Rico, and 76 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than forty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 62 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.  77E, a new multi-channel entertainment platform, features original and user-generated content on ae.com, in AE stores, on television, and on Web sites such as Youtube, MySpace and Facebook. For more information, visit www.ae.com.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous.  MARTIN + OSA currently operates 22 stores. For additional information and updates, visit www.martinandosa.com.

The company plans to launch a children's apparel brand, 77kids by american eagle, offering on-trend, high-quality clothing and accessories for kids age two to 10. 77kids will debut online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2010.

* * * *

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter sales and earnings, inventory, real estate, aerie, MARTIN + OSA and 77kids by american eagle. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that second quarter earnings expectations may not be achieved; real estate, aerie and MARTIN + OSA growth may not occur as planned; and those other risks described in the Risk Factors Section of the Company's Form 10-K and Form 10-Q's filed with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in thousands)
Assets	May 3, 2008 (Unaudited)	February 2, 2008	May 5, 2007 (Unaudited)
Current assets:
Cash and cash equivalents	$338,238	$116,061	$69,791
Short-term investments	26,195	503,878	571,316
Merchandise inventory	262,201	286,485	274,846
Accounts and note receivable	41,651	31,920	39,553
Prepaid expenses and other	92,403	35,486	57,287
Deferred income taxes	41,091	47,004	39,971
Total current assets	801,779	1,020,834	1,052,764
Property and equipment, net of accumulated depreciation and amortization	667,691	625,568	523,487
Goodwill	11,402	11,479	9,950
Long-term investments	340,390	165,810	192,681
Non-current deferred income taxes	27,038	24,238	32,219
Other assets, net	20,195	19,571	18,557
	$1,868,495	$1,867,680	$1,829,658

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$116,268	$157,928	$138,545
Notes payable	75,000	-	-
Accrued compensation and payroll taxes	19,461	49,494	21,573
Accrued rent	59,467	62,161	54,030
Accrued income and other taxes	13,297	22,803	11,193
Unredeemed gift cards and gift certificates	36,512	54,554	40,287
Current portion of deferred lease credits	13,995	12,953	12,757
Other liabilities and accrued expenses	16,333	16,285	16,874
Total current liabilities	350,333	376,178	295,259
Non-current liabilities:
Deferred lease credits	74,632	70,355	62,512
Non-current accrued income taxes	47,922	44,837	46,929
Other non-current liabilities	31,138	35,846	28,858
Total non-current liabilities	153,692	151,038	138,299
Commitments and contingencies	-	-	-
Stockholders' equity:
Preferred stock	-	-	-
Common stock	2,485	2,481	2,473
Contributed capital	502,243	493,395	468,240
Accumulated other comprehensive income	29,353	35,485	26,531
Retained earnings	1,624,800	1601,784	1,350,400
Treasury stock	(794,411)	(792,681)	(451,544)
Total stockholders' equity	1,364,470	1,340,464	1,396,100
Total liabilities and stockholders' equity	$1,868,495	$1,867,680	$1,829,658
Current ratio	2.29	2.71	3.57

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts) (Unaudited)
	13 Weeks Ended
	May 3, 2008	% of sales	May 5, 2007	% of sales
Net sales	$640,302	100.0%	$612,386	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses (exclusive of depreciation shown separately below)
	376,635	58.8%	313,927	51.3%
Gross profit	263,667	41.2%	298,459	48.7%
Selling, general and administrative expenses	169,638	26.5%	156,989	25.6%
Depreciation and amortization expense	29,550	4.6%	25,482	4.2%
Operating income	64,479	10.1%	115,988	18.9%
Other income, net	6,458	1.0%	11,301	1.9%
Income before income taxes	70,937	11.1%	127,289	20.8%
Provision for income taxes	27,042	4.2%	48,519	7.9%
Net income	$43,895	6.9%	$78,770	12.9%

Net income per basic common share:	$0.21		$0.36
Net income per diluted common share:	$0.21		$0.35

Weighted average common shares outstanding - basic	204,841		220,675
Weighted average common shares outstanding - diluted	208,104		225,565

Total gross square footage at end of period:	5,888,629		5,257,032
Store count at end of period:	1,018		920

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
(Unaudited)
	13 Weeks Ended
	May 5, 2008	May 3, 2007
Operating activities:
Net income	$43,895	$78,770
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	29,550	25,482
Share-based compensation	8,882	12,506
Deferred income taxes	5,192	(84)
Tax benefit from share-based payments	154	2,866
Excess tax benefit from share-based payments	(125)	(2,628)
Changes in assets and liabilities:
Merchandise inventory	23,836	(8,157)
Accounts and note receivable	(9,309)	(13,459)
Prepaid expenses and other	(57,432)	(23,410)
Other assets, net	(460)	(1,728)
Accounts payable	(41,456)	(33,407)
Unredeemed gift cards and gift certificates	(17,970)	(14,471)
Deferred lease credits	4,355	(3,017)
Accrued liabilities	(40,259)	(96,939)
Total adjustments	(95,042)	(156,446)
Net cash used for operating activities	$(51,147)	$(77,676)
Investing activities:
Capital expenditures	(73,629)	(65,321)
Purchase of investments	(49,897)	(301,421)
Sale of investments	347,133	558,680
Other investing activities	(163)	(820)
Net cash provided by investing activities	$223,444	$191,118
Financing activities:
Payments on capital leases	(589)	(388)
Net proceeds from note payable	75,000	-
Repurchase of common stock as part of publicly announced programs	-	(85,233)
Repurchase of common stock from employees	(3,365)	(11,631)
Net proceeds from stock options exercised	984	6,951
Excess tax benefit from exercise of stock options	125	2,628
Cash dividends paid	(20,425)	(16,520)
Net cash provided by (used for) financing activities	$51,730	$(104,193)
Effect of exchange rates on cash	(1,850)	805
Net increase in cash and cash equivalents	$222,177	$10,054
Cash and cash equivalents - beginning of period	116,061	59,737
Cash and cash equivalents - end of period	$338,238	$69,791

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300